Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Olin Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 333-18619, 333-39305, 333-39303, 333-35818, 333-97759, 333-110135, 333-110136, 333-124483, 333-133731, 333-148918, 333-158799, 333-166288, 333-176432, 333-195500, 333-209534, and 333-211434 on Form S-8 of Olin Corporation of our report dated February 29, 2016, except for the “Supplemental Guarantor Financial Information” note, which is as of July 29, 2016, with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 included herein.

/s/ KPMG LLP

St. Louis, Missouri

July 29, 2016